                                                                   Exhibit 12.1


Navistar International Corporation
Computation of Ratio of Earnings to Fixed Charges

                                            For the Six                 Years Ended October 31,
                                            Months Ended      ----------------------------------------
                                           April 30, 2001     2000     1999     1998     1997     1996
                                           --------------     ----     ----     ----     ----     ----
                                                  (in millions of dollars, except ratio data)
EARNINGS:
Earnings from continuing operations
  before income taxes                               ($51)     $224     $591     $410     $242     $105
Fixed Charges against earnings                        92       159      147      120       90       98
                                           --------------     ----     ----     ----     ----     ----
    Earnings before fixed charges                    $41      $383     $738     $530     $332     $203
                                           ==============     ====     ====     ====     ====     ====

FIXED CHARGES
Interest Expense                                     $83      $146     $135     $105      $74      $83
Capitalized Interest                                  20        31       15       12        2        0
Debt Expense Amortization                              2         2        2        3        2        4
33% of Rent Expense                                    7        11       10       12       14       11
                                           --------------     ----     ----     ----     ----     ----
    Total Fixed Charges                             $112      $190     $162     $132      $92      $98
                                           ==============     ====     ====     ====     ====     ====

Ratio                                                  a)      2.0x     4.6x     4.0x     3.6x     2.1x
                                           ==============     ====     ====     ====     ====     ====

Rent Expense                                          $21       $33     $30      $36      $40      $35
                                           ==============     ====     ====     ====     ====     ====

a) Earnings were insufficient to cover fixed charges by approximately $71 million for the six month period ended April 30, 2001. Assuming we completed the initial offering at the beginning of this six month period, earnings would have been insufficient to cover fixed charges by $84 million.

                                                               Computation of Pro forma Ratio
                                                               of Earnings to Fixed Charges
                                                         For the Six Months        For the Year
                                                         Ended April 30, 2001      Ended October 31, 2000
                                                         --------------------      ----------------------
Total earnings before fixed charges, as above                    $41                         $383
Pro forma decrease in postretirement benefits                      0                            2
                                                               -----                        -----
Pro forma earnings before fixed charges                          $41                         $385
                                                               =====                        =====

Total fixed charges, as above                                   $112                         $190
Pro forma net increase in interest expense                        13                           28
                                                               -----                        -----
Pro forma fixed charges                                         $125                         $218
                                                               =====                        =====

Pro forma ratio of earnings to fixed charges                       a)                        1.77x
                                                               =====                        =====